EXHIBIT 10.13 - EMPLOYMENT AGREEMENT

                                             January 22, 1996


Mr. Robert R. Womack
1333 South Shore Drive
Erie, PA 16505

               Re: Employment Agreement

Dear Mr. Womack:

     This letter sets forth the understanding between you and Zurn Industries, Inc. ("Zurn") concerning your employment by Zurn as its Chief Executive Officer ("CEO").

     1. Base Salary. Effective as of November 1, 1995, your base annual salary shall be $350,000.

     2. Retirement Benefits. You shall participate in the Zurn Industries Retirement Plan ("ZIRP"), the Zurn Retirement Savings Plan, and the Supplemental Executive Retirement Plan of Zurn Industries, Inc. dated October 1, 1981, as the same may be amended from time to time (the latter plan being referred to herein as the "SERP") in accordance with the provisions of such plans; provided, however, that notwithstanding any term of the SERP to the contrary,

         (a) Your SERP rights shall vest if you are employed as Zurn"s CEO through October 17, 1998,

         (b) SERP benefits shall begin on the later of your attaining age 65 and the date of your retirement,

         (c) Cash and/or securities equal in value to the present value of your accrued SERP benefit as determined by an independent actuary selected by Zurn shall from time to time, but at least annually, be deposited in a trust (provided, however, the trust funds shall at all times be subject to claims of general creditors of Zurn),

         (d) Your aggregate benefit shall total 2 1/4% of the average of the last three years of Compensation (as defined in the SERP) for each year of service as CEO, consisting of the sum of your ZIRP benefits, SERP benefits otherwise payable in accordance with the terms of the SERP, and such additional amount as is required to cause the total to equal the 2 1/4% benefit as defined in this paragraph, and

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Mr. Robert R. Womack
January 22, 1996
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         (e)   In the event of your death within five years following the commencement of the payment of your SERP benefits, the benefit otherwise payable to your surviving spouse in accordance with the terms of the SERP shall not apply, and instead she shall be paid 60% of your benefit for her life.

     3. Death During Employment. In the event that you die while you are employed as CEO, then in addition to such other benefits as may be payable in accordance with the terms of Zurn"s benefit plans in which you are a participant at the date of death, your salary shall be paid to your surviving spouse for as long as she survives you, up to one year.

     4.  Termination By Zurn Without Cause.

         (a)   In the event that you are terminated by Zurn without cause:

               (i) Except as provided in subparagraph (c) below, you shall receive one year"s salary, to be paid in twelve monthly installments commencing with the month immediately following the month in which notice of termination is issued;

               (ii) Your moving expenses to Princeton, New Jersey, or another location of your choosing within the United States shall be paid by Zurn; and

               (iii) If said termination occurs prior to October 17, 1998, the
                     Stock Option Agreement Under 1991 Plan dated October 17, 1994 ("Initial Option Agreement"), by which you were granted options for 75,000 shares of Zurn common stock, shall be deemed to be modified to provide that the options thereunder shall become exercisable on the date of the notice of termination.

         (b) As used herein, "cause" means dishonest, illegal, unethical, or immoral action.

         (c) The provision for payment of one year"s salary as provided in subparagraph (a)(i) shall not apply in the event that a lump-sum severance payment becomes payable under paragraph 4(iv)(B) of the Agreement Relating to Employment dated October 17, 1994, between you and Zurn ("Severance Agreement"), due to the occurrence of a "change in control" as defined therein.

     5. Surviving Agreements. Except as modified by the foregoing terms, the following agreements are in force and effect in accordance with their terms and survive the execution of this Agreement:

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Mr. Robert R. Womack
January 22, 1996
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         (a)   Initial Option Agreement;

         (b) Stock Option Agreement Under 1991 Plan dated December 5, 1995, between you and Zurn; and

         (c)   Severance Agreement.

     6. Entire Agreement. This Agreement supersedes all agreements, either oral or written, existing prior to this date between you and Zurn. You agree that you have not relied on any representation, warranty, or promise not explicitly stated in this Agreement, that no oral statement has been made to you that in any way tends to modify or waive any of the terms and conditions of this Agreement, and that this Agreement constitutes the final, complete, and exclusive written expression of all of those terms. This Agreement may be amended, waived, or modified only in a writing signed by the parties.

     7. Notices. Every notice hereunder shall be in writing to the address set forth in this section and shall be effective upon receipt.

         If to Zurn: One Zurn Place
                     Erie, Pa. 16505
                     Att'n: Chairman, Management Development & Compensation Committee, with copy to General Counsel & Secretary

         If to you:  1333 South Shore Drive
                     Erie, PA 16505

     8. Governing Law. This Agreement shall be construed by and governed in accordance with the internal laws of the Commonwealth of Pennsylvania (it being agreed by the parties that Pennsylvania choice-of-law rules shall be deemed to have selected Pennsylvania law as governing).

     9.  Disputes.   Any dispute hereunder, or otherwise arising between the
         parties, shall be resolved first by non-binding mediation, then by binding arbitration, both to be in accordance with the rules of the CPR Institute for Dispute Resolution, and to be held in New York City. In no event may an arbitrator award consequential, incidental, or punitive damages.

     10. Signatures.   This Agreement may be executed in counterparts.  A
         party executing and FAXing a copy of the Agreement to the other party shall be deemed to have delivered a legally binding instrument to the other party.





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Mr. Robert R. Womack
January 22, 1996
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     11. Unenforceability.  In the event that a provision of this Agreement is held to be unenforceable or invalid by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby, and the parties shall negotiate an equitable adjustment to this Agreement with a view toward effecting the purposes hereof.

     12. Assignment. You acknowledge that your services are unique and personal. Accordingly, you may not assign your rights or delegate your duties under this Agreement. Zurn"s rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, Zurn"s successors and assigns.

     13. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

     If you are in agreement with the foregoing, please return a signed copy of this letter to the Office of General Counsel & Secretary of Zurn.

                                             Very truly yours,

                                             ZURN INDUSTRIES, INC.

                                             /s/ David W. Wallace
                                             David W. Wallace, Chairman,
                                                Management Development &
                                                Compensation Committee
ACCEPTED AND AGREED:

__________________________________
     Robert R. Womack
Date:_____________________________

















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